BARCLAYS CAPITAL

Pure Beta Indices

Free Writing Prospectus Filed pursuant to Rule 433 Registration No. 333-169119 January 19, 2012

January 2012

Table of Contents

1. Executive Summary 3\

2. Introduction to Commodity Index Investing 4

3. Pure Beta Introduction 9

4. Pure Beta Methodology 12

5. Pure Beta Applications 17

6. Appendices 21

7. Certain Risk Considerations 29

8. Disclaimers 32

Executive Summary

The Barclays Capital Pure Beta Indices (“Pure Beta”) are part of Barclays Capital’s Enhanced Beta family Traditional commodity indices have shortcomings, which include:

Negative roll yield for commodities in contango

Market moves due to transparency of index rules

Failure to reflect commodity fundamentals

Pure Beta is a rules-based, passively managed, commodity selection methodology that attempts to mitigate some of the above shortcomings of traditional commodity indices by seeking to provide investors with a more representative measure for commodity market returns by potentially investing in a deferred month futures contract

Strategies or investments of the type described herein may involve a high degree of risk and the value of such strategies or investments may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation or entity and risk of illiquidity. In certain transactions, investors may lose their investment or incur unlimited loss. This brief statement does not disclose all risks and other significant aspects in connection with transactions of the type described herein. Prior to transacting, investors should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax or accounting considerations applicable to them.

3

Introduction to Commodity Index Investing

Spectrum from Beta to Alpha in Commodity Indices

The commodity index world has evolved from traditional commodity indices (standard beta) to deferred commodity indices (enhanced beta) to long-short alpha (or outperformance) strategies

Objective Products Category *

Standard Beta Dynamic Enhanced Portfolio Allocation Alpha Generation

Beta Strategies

Long Only Long Only Long Only or Long / Short

Long / Short

Barclays Capital

Commodity Index (BCI) Pure Beta Voyager

S&P GSCI® Backwardation ComBATS

DJ-UBSCISM Multistrategy Backwardation Alpha

RICI®

Portfolio Diversification Outperform Standard Value Investing Through Isolate Alpha

Beta Observable Market

Inflation Hedge Market Neutral

Use of Optimization Characteristics

Techniques (e.g. modified roll Manage Drawdown Risk Low Volatility mechanism or weightings) Reduce Volatility

*Objectives may not be achieved. An investment in products linked to commodity indices is subject to certain risks. See “Certain Risk Considerations”.

Traditional Commodity Index Construction

Traditional commodity indices typically track the return performance of nearby commodity futures contracts (e.g., “BCI”, “S&P GSCI ®” and “DJ-UBSCISM”)

To maintain exposure to the futures contract that the relevant index intends to track, it is necessary to “roll” from the front month contract (the first futures contract) before expiry, into the next nearby contract (the second futures contract) during the “roll period”

Roll – when long a commodity index, the roll involves selling the first futures contract before expiry and buying the second futures contract

Roll Period – the time window when exposure is rolled from the first futures contract into the second futures contract

– The BCI, S&P GSCI® and DJ-UBSCISM standard roll period is from the 5th to 9th business day each month The return on a commodity index can be broken down into:

Price movement of the futures contract

Roll yield (as explained on the next page)

Hypothetical T-bill component (for total return indices)*

*Total return indices include a T-bill component as they are intended to measure the collateralized returns accrued from holding and rolling futures contracts

The techniques described above have considerations beyond the scope of this presentation; investors should consult legal, financial and tax advisors regarding their specific situation.

Commodity Index Roll Yield

Roll yield is an important component of commodity index returns and will depend on the shape of the futures curve, i.e., backwardated (downward sloping) or contango (upward sloping)

Backwardation

Price

Time to expiry

Contango

Price

Time to expiry

Assuming the price and shape of the futures curve remain constant and a long position in a futures contract is rolled:

In backwardation, a more expensive contract will be sold and a cheaper contract purchased, creating a positive “roll yield”, which can positively impact a long position in a futures contract

In contango, a cheaper contract will be sold and a more expensive contract purchased, creating a negative “roll yield”, which can negatively impact a long position in a futures contract

Commodity Index Roll Yield

A spot index tracks the price return (changes in the price of the relevant futures contract) and is a theoretical, non-investable index An excess return index tracks the returns accrued from holding and rolling commodity futures A comparison of spot indices and excess return indices can demonstrate the impact that a positive or negative roll yield can have on a long position Roll yield is determined by the difference in the excess return and spot return indices for each individual commodity

Average Annual Roll Yield Contribution to Individual Commodity Index Performance from 2001 to June 2011 (Excess Return – Spot Return = Roll Yield)*1

7% 0% -7% -14% -21% -28% -35%

Aluminium Copper Lead Nickel

Zinc Heating Brent Oil Crude Gasoline

WTI Crude

Gas Oil Natural Gas Wheat

KC Wheat Corn Soybeans Coffee Sugar Cocoa Cotton Lean Hogs

Live Cattle Feeder Cattle Gold

Silver

S&P GSCI

DJUBS

-11.2% -10.4%

1Source: Bloomberg. Data are from 1/31/2001 to 6/30/2011.

*Subindices used for individual commodity calculations are subindices of the S&P GSCI® Excess Return and S&P GSCI® Spot Indices. S&P GSCI® Excess Return and S&P GSCI® Spot Indices and DJUBSCISM Excess Return Index and DJUBSCISM Spot Index are used for overall index calculation.

Pure Beta Introduction

“Front-end bias”

The front-end of the futures curve for a commodity has historically held the highest number of outstanding contracts (i.e. the first or second futures contract)

A large amount of passive money tracks the benchmark indices (traditional commodity indices); potentially greater than $166bn1

Due to the transparency of index rules, the prices of certain commodities can be impacted during the roll period

The front-end has historically been the steepest part of the futures curve and therefore where roll yield is most significant

For contango markets, investing further out on the curve may allow investors to potentially mitigate the effect of negative roll yield

The front-end has historically been the most volatile part of the futures curve

The front-end is the part of the curve that tends to be the most exposed to fundamental supply and demand shocks

Open interest is defined as the total number of futures contracts outstanding in a particular commodity

The chart depicts how a significant portion of outstanding open interest lies in the front of the curve, resulting from investments in the S&P GSCI®, DJ-UBSCISM and other front month indices.

The average percentage of total outstanding open interest in the front end for all commodities in the S&P GSCI® and DJ-UBSCISM is ~16%.

Snapshot of % of Total Outstanding Open Interest in Front

40% 35% 30% 25% 20% 15% 10% 5% 0%

Brent

Wheat

Gasoil

Lean Hogs

Natural

Unleaded

Live Cattle

Sugar

Cotton

WTI -

Feeder

Nickel

Heating

Zinc

Wheat

Corn

Copper

Coffee

Soybean

Aluminium

Silver

Lead

Gold

Cocoa

1 Source: Barclays Capital, as of October 4, 2011 in OTC Products and Securities

* Source: Bloomberg. Data are as of October 4, 2011. Subindices used for individual commodity calculations are subindices of the S&P GSCI® Excess Return and DJ-UBSCISM Excess Return. This chart is for illustrative purposes only. Past performance is not indicative of future performance. The chart assumes $185bn in index AUM in OTC Products and Securities.

Commodity Markets are More than the Nearby Contract

Commercial hedgers and investors have exposure at multiple points throughout the futures curve

To get a more holistic measure of the price of a commodity, Pure Beta considers multiple futures contracts, not just the nearby contract By combining information on the price and open interest of the contracts of a futures curve, Pure Beta aims to create a better measure of a commodity’s economic value

Existing Liquidity Pockets for WTI Crude Oil:

Participants have exposure at points throughout the futures curve

Crude Oil (USD per bbl)

100 99 98 97 96

0 1 2 3 4 5 6 7 8 9 10 11 12 13 14 Tenor (Months)

“Nearby” Open Interest

$22 Billion

8 Month Open Interest

$3.2 Billion

Source: Bloomberg and Barclays Capital as of 30 December 2011

Pure Beta Methodology

Pure Beta—Overview of the Methodology

Pure Beta uses a quantitative approach to generate commodity returns that attempt to be more representative of the commodity market by choosing a liquid tenor index along the curve that has specific characteristics (described on the following pages) Pure Beta uses a multi-step allocation process that is intended to implement an optimal allocation for each commodity, that attempts to mitigate curve dislocation

Definitions

For each commodity:

Front Year Average Price1: Average of settlement prices of the contracts in the upcoming 12 months weighted by their open interest

Tenor Index2: Nearby contract or deferred contracts up to 11 months out

Liquidity screening: Any tenor index with outstanding open interest less than 7% of total open interest of the front year are excluded from the allocation

Investment Process

Step 1 Calculate the tracking error of each Tenor Index

Step 2 Calculate tenor liquidity percentages

Step 3 Calculate tenor dislocation probabilities

Step 4 Determine Pure Beta allocation

1 The “Front Year Average Price” for a commodity is constructed to measure the theoretical weighted by average open interest price of for the such “front futures year” contracts. of futures contracts for that commodity,

2 A “Tenor Index” for a commodity tracks the performance of holding and rolling a series of futures contracts for that commodity.

Methodology (1 of 3)

Step 1: Calculate the Front Year Average Price (FYAP) for a Commodity

The Front Year Average Price (FYAP) is an open interest-weighted average price of contracts with expiries in the next 12 months The FYAP is designed to be a more reflective measure of the true economic value of a given commodity than the front month price

Open% of Total

Price

Interest Open Interest

Contract 1 348,022 37.7% 77.28

Contract 2 102,819 11.1% 78.66

Contract 3 90,525 9.8% 79.84

Contract 4 28,414 3.1% 80.74

Contract 5 24,735 2.7% 81.52

Contract 6 107,030 11.6% 82.24

Contract 7 27,728 3.0% 82.85

Contract 8 13,753 1.5% 83.36

Contract 9 26,196 2.8% 83.86

Contract 10 15,506 1.7% 84.37

Contract 11 15,823 1.7% 84.91

Contract 12 123,804 13.4% 85.46

Front Year Average 80.27

Step 2: Calculate the Tracking Error of each Tenor Index to the FYAP

Pure Beta determines the Tenor Indices that are the best proxies for the front year average price by measuring the tracking error of each index to the front year average price Tracking error is the standard deviation of the past 3 months of differences between the daily returns of the front year average price and a Tenor Index

Tracking Error to FYAP

Tracking Error to FYAP

7% 6%

5% 4% 3% 2%

1% 0%

1 2 3 4 5 6 7 8 9 10 11 12 Tenor Index

The table and chart above are hypothetical and for illustrative purposes only. They should not be viewed as an indication or prediction of future results.

Methodology (2 of 3)

Step 3: Filter Out Illiquid Tenor Indices

Tenor Indices with a percentage of total open interest of less than 7% are removed to avoid an allocation to a less liquid contract Percentage open interest for a Tenor Index is the open interest of the Tenor Index’s contract divided by the commodity’s front year total open interest on any particular day

Tenor Index Open Interest% of Total OI Eligible

1 92,462 16.8%

2 62,238 11.3%

3 41,772 7.6%

4 63,324 11.5%

5 23,670 4.3%

6 58,819 10.7%

7 63,250 11.5%

8 53,107 9.7%

9 41,954 7.6%

10 17,790 3.2%

11 17,200 3.1%

12 14,368 2.6%

Step 4: Filter Out Dislocated Tenor Indices

Pure Beta identifies Tenor Indices that appear to be experiencing unusual flows Pure Beta assumes that under “normal” conditions, the volatility of a Tenor Index decreases with its maturity Pure Beta seeks to avoid Tenor Indices that violate this downward-sloping volatility rule

Curve Dislocation

Volatility

50% 45% 40% 35% 30% 25%

Dislocation

Downward sloping volatility profile

1 2 3 4 5 6 7 8 9 10 11 12 Tenor Index

The table and chart above are hypothetical and for illustrative purposes only. They should not be viewed as an indication or prediction of future results.

Methodology (3 of 3)

Tracking Error to Front Year Average Price

Tracking Error to FYAP

7% 6% 5% 4% 3% 2% 1% 0%

1 2 3 4 5 6 7 8 9 10 11 12 Tenor Index

Filter Illiquid Tenors

Filter Dislocated Tenors

Pure Beta allocates to a contract along the futures curve that has the lowest tracking error to the Front Year Average Price, subject to liquidity and curve dislocation constraints

Pure Beta Applications

Application of Pure Beta† to WTI Crude Oil

Hypothetical-historical and historical allocations and performance of Pure Beta applied to WTI Crude

Pure Beta Allocations*

Number of months deferred

11 10 9 8 7 6 5 4 3 2 1 0

Dec-01 Jun-02 Dec-02 Jun-03 Dec-03 Jun-04 Dec-04 Jun-05 Dec-05 Jun-06 Dec-06 Jun-07 Dec-07 Jun-08 Dec-08 Jun-09 Dec-09 Jun-10 Dec-10 Jun-11 Dec-11

*0 Month deferred refers to the nearby Tenor Index

Historical Performance*†

1,200 1,000 800 600 400 200 0

Barclays Capital WTI Crude Pure Beta Index (TR) Barclays Capital WTI Crude Nearby Index (TR)

Dec-01 Jun-02 Dec-02 Jun-03 Dec-03 Jun-04 Dec-04 Jun-05 Dec-05 Jun-06 Dec-06 Jun-07 Dec-07 Jun-08 Dec-08 Jun-09 Dec-09 Jun-10 Dec-10 Jun-11 Dec-11

Source: Barclays Capital as 30 of December 2011

* Pure Beta as applied to the Barclays Capital WTI Crude Oil Index was launched in October 2009. All information included above, prior to October 2009, is hypothetical historical.

† Pure Beta as applied to the Barclays Capital Commodity Index was launched in March 2011. All information included above, prior to March 2011, is hypothetical historical.

You should not rely on historical or hypothetical historical information. Such historical and hypothetical historical information is not indicative of future performance. All performance statistics are calculated using month end data.

Pure Beta Methodology Applied to Benchmark Indices

The Pure Beta methodology can be applied to any:

Benchmark commodity index (e.g. Barclays Capital Commodity Index or DJ-UBSCISM or S&P GSCI®)

Benchmark sector index (e.g. Barclays Capital Commodity Index Energy, or the Dow Jones-UBSCISM Agriculture Subindex or S&P GSCI® Industrial Metals Index), or

Single commodity index (e.g. Barclays Capital WTI Crude Index)

Each index, utilizing the Pure Beta Methodology, is calculated according to the relevant underlying index methodology except that:

The contract allocation is determined in accordance with the Pure Beta methodology

The new allocations are implemented during the standard roll period (5th to 9th business days),

Each index targets the same weights as the underlying index, seeking to reduce potential tracking error to the underlying index, especially during the annual January rebalance

S&P GSCI® is a trademark of Standard and Poor’s Financial Services LLC

DJ-UBSCISM is a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC and UBS Securities LLC

Pure Beta applied to Barclays Capital Commodity Index (BCI) †

Pure Beta applied to BCI

(ER): Bloomberg ticker BCC1C1PP Index

(TR): Bloomberg ticker BCC1C1PT Index Pure Beta applied to BCI historically has had

Higher annual returns than the benchmark

Lower volatility

Pure Beta applied to

Risk & Return BCI BCI

Return (p.a.) 10.7% 16.2%

Vol (ann.) 19.3% 18.6%

Tracking error (bps)1 2.7%

1Tracking error is calculated as the standard deviation of the difference in monthly returns times the square root of 12 (to annualize)

Pure Beta Comparison †

700 600 500 400 300 200 100 0

Barclays Capital Pure Beta BCI (TR) BCI (TR)

Dec-01 Jun-02

Dec-02

Jun-03 Dec-03

Jun-04

Dec-04 Jun-05

Dec-05 Jun-06

Dec-06

Jun-07 Dec-07

Jun-08 Dec-08

Jun-09

Dec-09 Jun-10

Dec-10

Jun-11 Dec-11

Performance vs. Benchmark†

14% 12% 10% 8% 6% 4% 2% 0%

2002 2003 2004 2005 2006 2007 2008 2009 2010 2011

Source: Bloomberg and Barclays Capital as of 30 December 2011

†BCI and Pure Beta as applied to BCI were launched in March 2011. All information included above, prior to March 2011, is hypothetical historical.

You should not rely on historical or hypothetical historical information. Such historical and hypothetical historical information is not indicative of future performance. All performance statistics are calculated using month end data.

Appendices

Appendix 1: Pure Beta applied to BCI vs. BCI†

Pure Beta on BCI TR (Historical and Hypothetical-historical Monthly Returns)

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year
2002	0.5%	3.0%	10.1%	0.5%	-0.6%	2.3%	-1.4%	4.6%	2.5%	-1.2%	0.5%	4.3%	27.59%
2003	7.8%	3.2%	-6.7%	-0.6%	6.1%	-1.3%	1.4%	4.3%	0.4%	6.7%	1.1%	7.2%	32.73%
2004	2.8%	8.2%	2.7%	-0.8%	2.9%	-2.5%	2.7%	1.0%	6.6%	3.3%	-0.4%	-3.5%	24.82%
2005	1.9%	8.0%	4.9%	-4.3%	0.7%	3.9%	4.7%	5.1%	2.8%	-4.6%	1.2%	5.7%	33.58%
2006	6.0%	-4.7%	4.5%	10.1%	1.6%	-0.6%	2.4%	-2.5%	-4.5%	3.7%	5.3%	-3.2%	18.47%
2007	-1.2%	4.7%	2.5%	1.9%	-0.6%	1.4%	4.0%	-3.5%	8.7%	6.0%	-2.2%	5.3%	29.87%
2008	5.2%	11.6%	-4.7%	4.1%	4.9%	9.2%	-9.1%	-7.3%	-11.4%	-23.8%	-7.7%	-3.8%	-32.60%
2009	-3.9%	-2.9%	5.7%	1.2%	14.6%	-0.8%	3.7%	0.6%	-0.1%	5.1%	5.4%	0.6%	31.85%
2010	-7.2%	4.8%	1.4%	3.5%	-8.2%	-0.4%	5.2%	-0.6%	7.7%	4.7%	0.6%	9.4%	21.05%
2011	1.2%	3.4%	3.1%	5.1%	-5.2%	-4.5%	4.4%	1.6%	-15.0%	8.2%	-0.4%	-3.6%	-3.78%

Comparison of Pure Beta on BCI with BCI TR (Historical and Hypothetical-historical Monthly Returns)

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year
2002	0.9%	0.1%	-0.6%	-0.2%	0.9%	0.2%	0.3%	0.4%	-0.4%	0.0%	0.0%	-0.1%	1.37%
2003	0.0%	-3.7%	3.8%	0.6%	-0.1%	0.9%	0.1%	0.5%	0.6%	0.2%	0.5%	0.2%	3.37%
2004	1.2%	0.4%	-0.4%	0.4%	2.5%	0.7%	0.4%	2.3%	-0.5%	1.4%	1.3%	1.5%	11.65%
2005	0.4%	-0.1%	0.9%	1.4%	0.6%	1.2%	-0.1%	-1.6%	1.1%	0.9%	1.3%	1.7%	8.16%
2006	1.9%	1.0%	0.6%	0.7%	0.5%	0.9%	-0.2%	1.7%	1.1%	0.4%	0.7%	1.5%	11.24%
2007	0.0%	0.4%	0.3%	0.0%	0.1%	0.4%	0.7%	0.1%	-0.4%	0.9%	0.8%	0.6%	3.71%
2008	0.9%	-0.2%	0.2%	0.6%	1.2%	0.5%	0.3%	0.3%	-0.1%	0.6%	0.3%	1.6%	6.21%
2009	0.7%	0.6%	0.4%	-0.3%	-0.6%	-0.1%	0.2%	0.0%	-0.1%	0.1%	0.5%	-0.2%	1.27%
2010	0.1%	-0.1%	0.1%	0.8%	0.3%	-0.4%	-0.3%	0.9%	-0.4%	0.1%	0.0%	-0.2%	0.85%
2011	0.6%	0.2%	0.4%	0.2%	0.3%	0.2%	0.1%	-0.1%	-0.2%	-0.1%	0.0%	0.0%	1.65%

Source: Bloomberg and Barclays Capital as of 30 December 2011

BARCLAYS CAPITAL

† BCI and Pure Beta as applied to BCI were launched in March 2011. All information included above, prior to March 2011, is hypothetical historical. You should not rely on historical or hypothetical historical information. Such historical and hypothetical historical information is not indicative of future performance.

22

Appendix 2: Pure Beta applied to Single Commodities† vs. Nearby Index†

Historically the Pure Beta methodology has improved performance versus the Nearby index for every commodity

Historical and Hypothetical-historical Returns of Pure Beta Applied to Single Commodities vs. Nearby Index

Base Metals Energy Agriculture Livestock Precious

35%

25%

15% 5%

-5%

-15%

-25% -35%

-45%

Pure Beta Return Nearby Return

Aluminum Copper (LME) Copper (US) Lead Nickel Zinc Brent Crude Gas Oil Heating Oil Natural Gas Unleaded WTI Crude Cocoa Coffee Corn Cotton Kansas Wheat Bean Oil Soybeans Soybean Meal Sugar Wheat Feeder Cattle Lean Hogs Live Cattle Gold Silver

Average Annual Returns

Source: Bloomberg and Barclays Capital. 31 December 2001 to 30 December 2011

†Barclays Capital Single Commodity Indices and Pure Beta as applied to Barclays Capital Single Commodity Indices were launched in October 2009. All information included above, prior to October 2009, is hypothetical historical. You should not rely on historical or hypothetical historical information. Such historical and hypothetical historical

Appendix 3: Recap of Pure Beta Methodology

Tracking Error to FYAP*

Tracking Error to FYA

8% 7% 6% 5% 4% 3% 2% 1% 0%

1 2 3 4 5 6 7 8 9 10 11 12 Tenor Index

Tenor Liquidity Percentages*

Percentages Open Interest

18% 16% 14% 12% 10% 8% 6% 4% 2% 0%

1 2 3 4 5 6 7 8 9 10 11 12 Tenor Index

Curve Dislocation*

Volatility

50% 45% 40% 35% 30% 25%

Dislocation

Downward sloping volatility profile

1 2 3 4 5 6 7 8 9 10 11 12 Tenor Index

Tracking Error to FYA

8% 7% 6% 5% 4% 3% 2% 1% 0%

Select Tenor Index 6

1 2 3 4 5 6 7 8 9 10 11 12 Tenor Index

Illiquid

Dislocated

Eligible

Selected

*Stylised example for illustrative purposes only

Appendix 4: Barclays Capital Commodity Index Construction

Barclays Capital Commodity Index aims to represent the returns of a long-only passive investment in a basket of commodities

Launched in March 2011, it provides a benchmark to measure sector returns in a similar way to equity indices like the S&P 500® Index or FTSE ® 100 Index

Typically tracks the return performance of nearby commodity futures Selection Criteria:

Daily traded dollar volume is used as a parameter to select the commodities

Exchange traded, physical commodities which are USD denominated are considered Weighting:

Weights are linked to the daily traded dollar volume (3 year average)

Maximum Weight Limits

– Sector capped at 35%;

– Each single commodity capped at 20%

Target weights determined in December each year Rolling:

Roll Period—the 5th to 9th business day each month

Futures Schedule—defines which contracts the index tracks throughout the year

Appendix 5: Commodity Benchmark Indices

Benchmark Indices have exhibited different risk return profile primarily due to their different compositions

Commodity Beta Comparison†

450 400 350 300 250 200 150 100 50 0

BCI (TR)

S&P GSCI (TR) ® DJ-UBSCI (TR) SM

Dec-01 Jun-02 Dec-02 Jun-03 Dec-03 Jun-04 Dec-04 Jun-05 Dec-05 Jun-06 Dec-06 Jun-07 Dec-07 Jun-08 Dec-08 Jun-09 Dec-09 Jun-10 Dec-10 Jun-11 Dec-11

Source: Bloomberg as of 30 December 2011

Risk & Return TR (Dec 2001 – Dec 2011)†

BCI† S&P GSCI® DJ–UBSCISM

Return (p.a.) 10.7% 5.6% 6.6%

Volatility (ann.) 19.3% 25.2% 18.3%

Source: Bloomberg and Barclays Capital as of 30 December 2011

Sector Weights

BCI† S&P GSCI® DJ–UBSCISM

Energy 38.2% 68.1% 33.9%

Base Metals 13.8% 7.1% 14.9%

Precious Metals 23.2% 3.9% 16.1%

Agriculture & 22.2% 15.7% 28.8%

Livestock

Source: Bloomberg and Barclays Capital as of 30 December 2011

S&P GSCI® is a trademark of Standard and Poor’s Financial Services LLC

DJ-UBSCISM is a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC and UBS Securities LLC.

†The BCI was launched in March 2011. All information included above, prior to March 2011, is hypothetical historical. You should not rely on historical or hypothetical historical information. Such historical and hypothetical historical information is not indicative of future performance. All performance statistics are calculated using month end data.

Appendix 6: Index Composition of Benchmarks†

BCI sector weight limits aim to ensure relatively stable composition over time

Historically, sector weight distribution of the BCI is more similar to DJ-UBSCISM than S&P GSCI®

Barclays Capital Commodity Index†

100% 80% 60% 40% 20% 0%

2002 2003 2004 2005 2006 2007 2008 2009 2010 2011

Energy Industrial Metals Precious Metals Agriculture / Others

S&P GSCI®

100% 80% 60% 40% 20% 0%

2002 2003 2004 2005 2006 2007 2008 2009 2010 2011

Energy Industrial Metals Precious Metals Agriculture / Others

DJ-UBSCISM

100% 80% 60% 40% 20% 0%

2002 2003 2004 2005 2006 2007 2008 2009 2010 2011

Energy Industrial Metals Precious Metals Agriculture / Others

Source: Bloomberg as of 30 December 2011

S&P GSCI® is a trademark of Standard and Poor’s Financial Services LLC

DJ-UBSCISM is a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC and UBS Securities LLC

† BCI was launched in March 2011. All information included above, prior to March 2011, is hypothetical historical. You should not rely on historical or hypothetical historical information. Such historical and hypothetical historical information is not indicative of future performance. All performance statistics are calculated using month end data.

Appendix 7: Commodity Benchmark Indices vs. Pure Beta applied to BCI

Benchmark Indices have exhibited different risk return profile primarily due to their different compositions

Commodity Beta Comparison†

700 600 500 400 300 200 100 0

Pure Beta BCI (TR) BCI (TR) S&P GSCI (TR) ® DJ-UBSCI (TR)SM

Dec-01 Jun-02 Dec-02 Jun-03 Dec-03 Jun-04 Dec-04 Jun-05 Dec-05 Jun-06 Dec-06 Jun-07 Dec-07 Jun-08 Dec-08 Jun-09 Dec-09 Jun-10 Dec-10 Jun-11 Dec-11

Source: Bloomberg as of 30 December 2011

Risk & Return TR (Dec 2001 – Dec 2011)†

Pure Beta BCI† BCI S&P GSCI® DJ–UBSCISM

Return (p.a.) 16.2% 10.7% 5.6% 6.6%

Volatility (ann.) 18.5% 19.3% 25.1% 18.3%

Source: Bloomberg and Barclays Capital as of 30 December 2011

Sector Weights

Pure Beta BCI† BCI S&P GSCI® UBSCI DJ– SM

Energy 38.2% 38.2% 68.1% 33.9%

Base Metals 13.8% 13.8% 7.1% 14.9%

Precious Metals 23.2% 23.2% 3.9% 16.1%

Agriculture & 22.2% 22.2% 15.7% 28.8%

Livestock

Source: Bloomberg and Barclays Capital as of 30 December 2011

S&P GSCI® is a trademark of Standard and Poor’s Financial Services LLC

DJ-UBSCISM is a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC and UBS Securities LLC.

†BCI and Pure Beta as applied to BCI were launched in March 2011. All information included above, prior to March 2011, is hypothetical historical. You should not rely on historical or hypothetical historical information. Such historical and hypothetical historical information is not indicative of future performance. All performance statistics are calculated using month end data.

Certain Risk Considerations

Certain Risk Considerations

PURE BETA: Although the Pure Beta methodology seeks to mitigate distortions in the commodities markets associated with investment flows and supply distortions there can be no guarantee that the Pure Beta methodology will succeed in these objectives. If the Pure Beta methodology proves to be ineffective or backfires, then an investment in a product utilizing Pure Beta methodology may underperform a corresponding investment in instruments linked to the S&P GSCI®, DJ-UBSCI , the Barclays Capital Commodity Index (BCI) or other commodity indices, possibly by a substantial margin.

MARKET RISK: The return on structured investments linked to products or indices utilizing the Pure Beta methodology (“Structured Investments”) is dependant on movements in the level, value and price of such index or product (each a “Pure Beta Product”). Thus, changes in the level of any Pure Beta Product will determine the amount payable on the Structured Investment. If a Pure Beta Product declines or remains unchanged, the return on the Structured Investment may be affected.

The investor should be willing to hold the Structured Investment until maturity. If the investor sells the Structured Investment before maturity, the investor may have to do so at a substantial discount from the issue price, and as a result, the investor may suffer substantial losses. The price, if any, at which the investor will be able to sell the Structured Investment prior to maturity may be substantially less than the amount originally invested in the Structured Investment, depending upon, the level of the Pure Beta Product at the time of the sale.

CREDIT OF ISSUER: The types of Structured Investments detailed herein are senior unsecured obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Structured Investments, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Structured Investments and, in the event Barclays Bank PLC was to default on its obligations, the investor may not receive the amounts owed under the terms of the Structured Investments.

PAST PERFORMANCE: Hypothetical historical and historical results are not indicative of future performance of any Pure Beta Product or any related investment. Neither Barclays Bank PLC nor Barclays Capital Inc. makes any representation, assurances or guarantees that an investment in a Structured Investment will achieve returns consistent with historical or hypothetical historical results.

LIQUIDITY: There may be little or no secondary market for the Structured Investments. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time, and there may not be a trading market in this product. If the investor sells the Structured Investments prior to maturity, the investor may have to sell them at a substantial loss. The investor should be willing to hold the Structured Investments to maturity.

PRICE VOLATILITY: Movements in the level of any Pure Beta Product or such Product’s respective components are unpredictable and volatile, and are influenced by complex and interrelated political, economic, financial, regulatory, geographic, judicial and other factors. As a result, it is impossible to predict whether the level of the Pure Beta Product will rise or fall during the term of the Structured Investments. Changes in the level will determine the payment at maturity on the Structured Investments. We cannot guarantee that these changes will be beneficial to the investor, and therefore the return at maturity may be adversely affected. Any payment on the Structured Investments is subject to the creditworthiness of the Issuer.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFECT THE VALUE OF THE STRUCTURED INVESTMENTS PRIOR TO MATURITY: While the payment at maturity is based on the full notional amount of the Structured Investments, the original issue price of the Structured Investments includes the agent’s commission and the cost of hedging the issuer’s obligations under the Structured Investments through one or more of the issuer’s affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Structured Investments from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Structured Investments are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Structured Investments to maturity.

POTENTIAL CONFLICTS: Barclays Bank PLC and its affiliates play a variety of roles in connection with the issuance of the Structured Investments, including hedging its obligations under the Structured Investments. In performing these duties, the economic interests of Barclays Bank PLC and its affiliates are potentially adverse to your interests as an investor in the Structured Investments.

Certain Risk Considerations

SALES THROUGH BARCLAYS WEALTH: Barclays Wealth, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Structured Investments to certain clients. The role of Barclays Wealth as a provider of certain services to such customers and as agent for Barclays Bank PLC, as the case may be, in connection with the distribution of the Structured Investments to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth is acting solely as agent for Barclays Bank PLC, as the case may be. If you are considering whether to invest in the Structured Investments through Barclays Wealth, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

MANY ECONOMIC AND MARKET FACOTRS WILL IMPACT THE VALUE OF THE STRUCTURED INVESTMENTS: In addition to the level of a Pure Beta Product on any day, the value of the Structured Investments will be affected by a number of economic and market factors that may either offset or magnify each other, including:

the expected volatility of the Pure Beta Product or its underlying components;

the time to maturity of the Structured Investments;

interest and yield rates in the market generally;

a variety of economic, financial, political, regulatory or judicial events; and

the creditworthiness of the issuer, including actual or anticipated downgrades in the credit ratings of Barclays Bank PLC.

Disclaimers

Disclaimer

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offerings of the securities identified above. Before you invest, you should read the prospectus dated August 31, 2010, the relevant prospectus supplement relating to the securities, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and the offerings identified above. Buyers should rely upon the prospectus, the relevant prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details (including the risk factors relating to the offering). You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Capital Inc., Barclays Wealth or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, any final pricing supplement and any free writing prospectus, if you request it by calling your Barclays Capital Inc. or Barclays Wealth sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

The following disclaimer shall be applicable to the use of this presentation other than in connection with an SEC-registered offering of any securities:

This presentation has been prepared by Barclays Capital, the investment banking division of Barclays Bank PLC (“Barclays”), for informational purposes only and without regard to the particular needs of any specific recipient. All information is indicative only and may be amended, superseded or replaced by subsequent summaries and should not be considered as any advice whatsoever, including without limitation, legal, business, tax or other advice by Barclays. The final terms and conditions of any transaction will be set out in full in the binding transaction document(s).

This presentation shall not constitute an underwriting commitment, an offer of financing, an offer to sell, or the solicitation of an offer to buy any securities, financial products or investments (collectively, the “Products”), which shall be subject to Barclays’ internal approvals. Any offer of sale of any Product may only be made pursuant to final offering documentation and binding transaction documents and is subject to the detailed provisions, including risk considerations, contained therein. No transaction or service related thereto is contemplated without Barclays’ subsequent formal agreement. Barclays is acting solely as principal and not as advisor or fiduciary and is not providing any investment advice or recommendations of any kind. Accordingly, you must independently determine, with your own advisors, the appropriateness for you of any Product. Neither Barclays nor any affiliate assumes any fiduciary responsibility or accepts any related liability for any consequences, including consequential losses, arising from the use of this document or reliance on the information contained herein. Barclays does not guarantee the accuracy or completeness of, and provides no assurances with respect to, information which is contained in this document and which is stated to have been obtained from or is based upon trade and statistical services or other third party sources.

Products of the type described in this presentation may involve a high degree of risk and the value of such Products may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation or entity and risk of illiquidity. Prior to transacting, you should ensure that you fully understand (either on your own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to you. Barclays and its affiliates do not provide tax advice and nothing contained in the materials available on this page should be construed to be tax advice. Please be advised that any discussion of US tax matters contained in such materials (i) is not intended or written to be used and cannot be used by you for the purpose of avoiding US tax-related penalties and (ii) is written to support the promotion or marketing of the transactions, the Products, or other matters addressed herein. Accordingly you should seek advice based on your particular circumstances from an independent tax advisor.

The indices referenced in this document that are not in any way affiliated with the Barclays Group and the owners of those indices and their affiliates take no responsibility for any of the content within this document. This document is not sponsored, endorsed, or promoted by any of these entities or their affiliates and none of these entities make any representation or warranty, express or implied, to any member of the public regarding the accuracy of the information cited in this document.

THESE MATERIALS DO NOT DISCLOSE ALL THE RISKS AND OTHER SIGNIFICANT ISSUES RELATED TO THE PRODUCTS. PRIOR TO TRANSACTING, POTENTIAL INVESTORS SHOULD ENSURE THAT THEY FULLY UNDERSTAND THE TERMS OF THE PRODUCT AND ANY APPLICABLE RISKS.

© 2012, Barclays Bank PLC. All rights reserved.